UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Prospect Capital Corporation
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Prospect Reports Results for March 2020 Quarter and Declares Four More Months of Steady Cash Distributions to Shareholders

NEW YORK - (GLOBE NEWSWIRE) - May 11, 2020 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our third fiscal quarter ended March 31, 2020.

QUARTERLY FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019

Net Investment Income (“NII”)	$68,476	$67,885	$77,262
Interest as % of Total Investment Income	89.8%	86.9%	90.6%

NII per Share	$0.19	$0.18	$0.21

Net (Loss) Income	$(185,699)	$(11,203)	$89,195
Net (Loss) Income per Share	$(0.51)	$(0.03)	$0.24

Distributions to Shareholders	$66,192	$66,152	$66,024
Distributions per Share	$0.18	$0.18	$0.18

NII / Distributions to Shareholders	103%	103%	117%

NAV per Share at Period End	$7.98	$8.66	$9.08

Net of Cash Debt to Equity Ratio	74.1%	64.1%	69.1%
Net of Cash Asset Coverage of Debt Ratio	236%	261%	248%

Unsecured Debt as % of Total Debt	92.5%	95.8%	93.1%
Unsecured/Non-Recourse Debt as % of Total Debt	100%	100%	100%
Prospect Capital Management L.P. and its predecessors (“PCM”) have been in business for 32 years. Prospect successfully completed its initial public offering nearly 16 years ago. PCM has weathered multiple market challenges over the last several decades, including stock market crashes, credit market dislocations, liquidity crunches, epidemics, and pandemics, thereby providing valuable experience and perspective to help guide Prospect through current macroeconomic challenges.
During the prior economic downturn from 2007 to 2010, Prospect benefited by “going on offense” with the first acquisition in the history of the BDC industry (Prospect’s acquisition of Patriot Capital Funding, Inc., or “Patriot”) at an approximately 50% discount to net asset value. Prospect is actively reviewing other potential investment opportunities emerging in the current environment. Prospect is also seeking shareholder approval for the one year option to sell shares of our common stock at a price below net asset value. The purchase of Patriot might not have been possible without Prospect having previously received such approval from Prospect shareholders.

For the March 2020 quarter, we earned net investment income (“NII”) of $68.5 million, $0.19 per weighted average share, up from the December 2019 quarter by 0.9% and $0.01 per share. Our ratio of NII to distributions was 103% in the March 2020 quarter.
Over the past 10 quarters ended March 2020, our ratio of NII to distributions was 113%, with NII exceeding distributions by $85.7 million during that period.
As of March 31, 2020, our net of cash debt to equity ratio was 74.1%.
Over the past 10 quarters through March 2020, our ending quarter net of cash debt to equity ratio has ranged from 60.2% to 75.1%, averaging 69.0%. Over the past two years, other listed business development companies (“BDCs”) overall have increased leverage, with the typical listed BDC operating as of March 31, 2020 at approximately 114% debt to equity, which is approximately 40 percentage points higher than for Prospect. Prospect has not increased its target leverage, instead electing lower risk from lower leverage.
To further reduce risk, on May 5, 2020 Prospect shareholders adopted 150% minimum regulatory asset coverage under the Investment Company Act of 1940 (“1940 Act”). On April 13, 2020 Prospect also elected to benefit from additional regulatory relief with respect to the calculation of asset coverage, providing further leverage cushion through December 31, 2020. Prospect has no current plans to increase target leverage beyond the historical target of 0.70 to 0.85 debt to equity, or 218% to 243% asset coverage.
100% of Prospect’s debt has been either unsecured or non-recourse to the parent public company for over 12 years. Unsecured debt for Prospect was 92.5% of total consolidated debt in March 2020, while the typical peer BDC utilized approximately 40% unsecured debt in December 2019, more than 50 percentage points less than Prospect.
Our net asset value (“NAV”) per share decreased by $0.68 to $7.98, a decrease of 7.9%, during the March 2020 quarter. This decrease is approximately 40% less than what the average listed BDC has reported to date for the same quarter.
For the March 2020 quarter, our net loss was $(185.7) million, or $(0.51) per weighted average share, primarily due to unrealized depreciation from macroeconomic conditions.

All amounts in $000’s except per share amounts	Nine Months Ended	Nine Months Ended
	March 31, 2020	March 31, 2019

NII	$207,421	$243,232
NII per Share	$0.56	$0.67

Net Income (“NI”)	$(178,837)	$105,601
NI per Share	$(0.49)	$0.29

Distributions to Shareholders	$198,455	$197,555
Distributions per Share	$0.54	$0.54

For the nine months ended March 2020, we earned NII of $207.4 million, or $0.56 per weighted average share, down $0.11 from the prior year. For the nine months ended March 2020, our net loss was $(178.8) million, or $(0.49) per weighted average share, down $0.78 from the prior year.

DISTRIBUTION DECLARATION

Prospect is declaring distributions as follows:

•	$0.06 per share for May 2020 to May 29, 2020 record holders with June 18, 2020 payment date;

•	$0.06 per share for June 2020 to June 30, 2020 record holders with July 23, 2020 payment date;

•	$0.06 per share for July 2020 to July 31, 2020 record holders with August 20, 2020 payment date; and

•	$0.06 per share for August 2020 to August 31, 2020 record holders with September 17, 2020 payment date.

These distributions are Prospect’s 142nd, 143rd, 144th, and 145th consecutive cash distributions to shareholders. These distributions are at the same distribution rate as for each of the past 32 months.

Based on the declarations above, Prospect’s closing stock price of $4.08 at May 8, 2020 delivers to shareholders a distribution yield of 17.6%.

Based on past distributions and our current share count for declared distributions, Prospect since inception through our August 2020 distribution will have distributed $18.12 per share to original shareholders, aggregating $3.1 billion in cumulative distributions to all shareholders.

Prospect expects to declare September 2020 and October 2020 distributions in August 2020.

INSIDER PURCHASES

During the month of March 2020, our senior management team made open market purchases of $138 million of Prospect shares, increasing insider ownership to approximately 26% of shares outstanding.

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of	As of
	March 31, 2020	December 31, 2019	June 30, 2019

Total Investments (at fair value)	$5,144,542	$5,268,545	$5,653,553
Number of Portfolio Companies	121	120	135
% Controlled Investments (at fair value)	43.0%	45.8%	43.8%

Secured First Lien	44.8%	41.5%	43.9%
Secured Second Lien	23.6%	24.7%	23.5%
Subordinated Structured Notes	13.7%	15.0%	15.1%
Unsecured and Other Debt	0.9%	0.9%	1.4%
Equity Investments	17.0%	17.9%	16.1%
Mix of Investments with Underlying Secured Collateral	82.1%	81.2%	83.3%

Annualized Current Yield - All Investments	10.1%	10.3%	10.6%
Annualized Current Yield - Performing Interest Bearing Investments	12.4%	12.8%	13.1%

Top Industry Concentration(1)	14.7%	16.8%	14.6%
Retail Industry Concentration(1)	0%	0%	0%
Energy Industry Concentration(1)	1.7%	2.2%	2.7%
Hotels, Restaurants & Leisure Concentration(1)	0.4%	0.5%	0.7%

Non-Accrual Loans as % of Total Assets (2)	1.6%	1.6%	2.9%

Weighted Average Portfolio Net Leverage(3)	4.63x	4.75x	4.67x
Weighted Average Portfolio EBITDA(3)	$72,281	$69,541	$60,669

(1)	Excluding our underlying industry-diversified structured credit portfolio.

(2)	Calculated at fair value.

(3)	For additional disclosure see “Weighted Average Portfolio EBITDA and Net Leverage” at the end of this release.

During the March 2020 and December 2019 quarters, our investment origination and repayment activity was as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended
	March 31, 2020	December 31, 2019

Total Originations	$402,370	$326,636

Agented Sponsor Debt	62.6%	43.7%
Non-Agented Debt	27.3%	31.7%
Rated Secured Structured Notes	8.8%	19.9%
Corporate Yield Buyouts	1.3%	4.7%
Total Repayments	$266,510	$431,514

Originations, Net of Repayments	$135,860	$(104,878)

Note: “Agented” debt refers to non-control debt investments where Prospect acts as the administrative agent or similar role, while “Non-agented” debt refers to non-control debt investments where Prospect has no such role. “Sponsor” refers to third-party institutional ownership.

We have invested in structured credit investments benefiting from individual standalone financings non-recourse to Prospect and with our risk limited in each case to our net investment amount. At March 31, 2020 and December 31, 2019, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	March 31, 2020	December 31, 2019

Total Subordinated Structured Notes	$704,403	$791,459

# of Investments	39	39

TTM Average Cash Yield(1)(2)	18.3%	16.4%
Annualized Cash Yield(1)(2)	18.1%	16.6%
Annualized GAAP Yield on Fair Value(1)(2)	15.0%	14.6%
Annualized GAAP Yield on Amortized Cost(2)(3)	9.7%	10.5%

Cumulative Cash Distributions	$1,188,308	$1,156,422
% of Original Investment	84.9%	82.8%

# of Underlying Collateral Loans	1,683	1,707
Total Asset Base of Underlying Portfolio	$17,810,722	$17,954,503

Prospect TTM Default Rate	0.91%	0.51%
Broadly Syndicated Market TTM Default Rate	1.84%	1.39%
Prospect Default Rate Outperformance vs. Market	0.93%	0.88%

(1)	Calculation based on fair value.

(2)	Excludes investments being redeemed.

(3)	Calculation based on amortized cost.

To date, including called investments being liquidated, we have exited nine subordinated structured notes totaling $263.4 million with an expected pooled average realized IRR of 16.7% and cash on cash multiple of 1.48 times.
Since December 31, 2017 through today, 27 of our structured credit investments have completed multi-year extensions of their reinvestment periods (typically at reduced liability spreads and with increased weighted average life asset benefits). We believe further long-term optionality upside exists in our structured credit portfolio through additional refinancings and reinvestment period extensions.

To date during the June 2020 quarter, we have completed new and follow-on investments as follows:

All amounts in $000’s	Quarter Ended
June 30, 2020

Total Originations	$14,022

Agented Sponsor Debt	77.9%
Non-Agented Debt	22.1%

Total Repayments	—
Originations, Net of Repayments	$14,022

CAPITAL AND LIQUIDITY

Our laddered funding profile includes a revolving credit facility (with 30 lenders), program notes, listed baby bonds, institutional bonds, and convertible bonds. We have proactively retired upcoming maturities, including a recent retirement in April 2020, and as of today have zero debt maturing until July 2022. On September 9, 2019, we completed an amendment of our existing revolving credit facility (the “Facility”) for Prospect Capital Funding, extending the term 5.0 years from such date. Pricing for amounts drawn under the Facility is one-month Libor plus 2.20%.
The combined amount of our balance sheet cash and undrawn revolving credit facility commitments currently stands at approximately $785 million. Our total unfunded eligible commitments to non-control portfolio companies totals approximately $15 million.

All amounts in $000’s	As of March 31, 2020	As of December 31, 2019	As of March 31, 2019
Net of Cash Debt to Equity Ratio	74.1%	64.1%	69.1%
% of Assets at Floating Rates	86.1%	86.3%	88.0%
% of Liabilities at Fixed Rates	92.5%	95.8%	95.9%

% of Floating Loans with LIBOR Floors	90.1%	89.2%	91.9%
Weighted Average LIBOR Floor	1.55%	1.42%	1.62%

Unencumbered Assets	$3,561,643	$3,943,616	$4,152,393
% of Total Assets	68.3%	72.6%	71.0%

The below table summarizes our March 2020 quarter issuance and repurchase activity, including both par repurchases as well as repurchases at a discount that contribute to net asset value.

All amounts in $000’s	Principal	Rate	Maturity

Debt Issuances
Prospect Capital InterNotes®	$66,856	3.75% -4.50%	January 15, 2025-March 15, 2030
Repurchases
2020 Notes	$47,326	4.75%	April 2020
2022 Notes	$33,887	4.95%	July 2022
2024 Notes	$655	6.25%	June 2024
Prospect Capital InterNotes®	$16,706	4.50% - 6.75%	April 2022-September 2043

$1.0775 billion of Facility commitments have closed to date with 30 lenders. An accordion feature allows the Facility, at Prospect's discretion, to accept up to $1.5 billion of commitments. The Facility matures September 9, 2024. The Facility includes a revolving period that extends through September 9, 2023, followed by an additional one-year amortization period, with distributions allowed to Prospect after the completion of the revolving period.
On June 28, 2019, we commenced a tender offer to purchase $224.1 million of our convertible notes that mature in April 2020 (“2020 Notes”). On July 27, 2019, $32.9 million was validly tendered and accepted, representing 14.7% of the outstanding notes. On August 12, 2019, we commenced a tender offer to purchase up to $60.0 million of the 2020 Notes. On September 10, 2019, $13.6 million was validly tendered and accepted, representing 7.1% of the outstanding notes. On September 24, 2019, we commenced a tender offer to purchase up to $40.0 million of the 2020 Notes. On October 23, 2019, $2.1 million was validly tendered and accepted, representing 1.2% of the outstanding notes.
On November 7, 2019, we commenced a tender offer to purchase up to $10.0 million of the 2020 Notes. On December 7, 2019, $0.4 million was validly tendered and accepted, representing 0.2% of the outstanding notes. On December 23, 2019, we commenced a tender offer to purchase up to $10.0 million of the 2020 Notes. On January 23, 2020, $2.2 million was validly tendered and accepted, representing 1.3% of the outstanding notes. We repurchased an additional $45.0 million of the 2020 Notes during the March 2020 quarter.
On November 7, 2019, we commenced a tender offer to purchase up to $50.0 million of our convertible notes that mature in July 2022 (“2022 Notes”). On December 7, 2019, $13.4 million was validly tendered and accepted, representing 4.4% of the outstanding notes. On December 23, 2019, we commenced a tender offer to purchase up to $25.0 million of the 2022 Notes. On January 22, 2020, $1.3 million was validly tendered and accepted, representing 0.5% of the outstanding notes. We repurchased an additional $32.6 million of the 2022 Notes during the March 2020 quarter.
On March 20, 2020, we commenced a tender offer to purchase up to $234.4 million of our unsecured notes that mature in June 2024 (“2024 Notes”). On March 31, 2020, $655 thousand was validly tendered and accepted.
We currently have eight separate unsecured debt issuances aggregating $1.4 billion outstanding, not including our program notes, with laddered maturities extending to June 2029. At March 31, 2020, $672.6 million of program notes were outstanding with laddered maturities through October 2043.

Prospect holds investment grade company ratings from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), and Egan-Jones (BBB), with the first three of these ratings reaffirmed within the past 45 days. Maintaining our investment grade ratings is an important objective for Prospect.

DIVIDEND REINVESTMENT PLAN
PLAN OVERVIEW
We have adopted a dividend reinvestment plan that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. If and when our board of directors authorizes, and we declare, a cash dividend, then our shareholders who have not "opted out" of our dividend reinvestment plan may have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Many shareholders have been “opted out” of our dividend reinvestment plan by their brokers.
Shareholders interested in participating in our dividend reinvestment plan (also known as a “DRIP” or “DRP”) should contact their brokers to make sure each such DRIP participation election has been made for the benefit of such shareholder. In making such DRIP election, each shareholder should specify to his or her broker the desire to participate in the "Prospect Capital Corporation DRIP plan through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price), a recent amendment to benefit shareholders, and not the broker's own "synthetic DRIP” plan with 0% discount to the market price. Each shareholder should not assume his or her broker will automatically place such shareholder in our DRIP plan through DTC. Each shareholder will need to make this election proactively with his or her broker or risk not receiving the 5% discount.
HOW TO PARTICIPATE
Shares held with a broker or financial institution
Some brokers and financial institutions “opt out” of an issuer’s dividend reinvestment plan on behalf of all their clients and instead implement a synthetic dividend reinvestment plan in which they (1) purchase shares in the open market at the market price with zero discount with the funds from cash dividends and (2) credit client accounts with the number of shares purchased. We recommend every shareholder consult with a representative of the shareholder’s broker or financial institution with respect to participation in our dividend reinvestment plan and verify that such broker or financial institution has not “opted out” of our dividend reinvestment plan (which utilizes DTC’s dividend reinvestment service) so that the shareholder may receive a greater number of shares based on a 5% discount to the market price. Each shareholder may also consult with a representative of such shareholder’s broker or financial institution to request that the number of shares the shareholder wishes to enroll in our dividend reinvestment plan be re-registered by the broker or financial institution in the shareholder’s own name as record owner in order to participate directly in our dividend reinvestment plan.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by mail or by telephone.
American Stock Transfer and Trust Company LLC
6201 15th Avenue, Brooklyn, New York 11219
1-888-888-0313.

EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Tuesday, May 12, 2020 at 11:00 am. Eastern Time. Dial 888-338-7333. For a replay prior to June 12, 2020 visit www.prospectstreet.com or call 877-344-7529 with passcode 10143896.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	March 31, 2020	June 30, 2019

	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $2,290,680 and $2,385,806, respectively)	$2,208,472	$2,475,924
Affiliate investments (amortized cost of $159,642 and $177,616, respectively)	79,455	76,682
Non-control/non-affiliate investments (amortized cost of $3,356,316 and $3,368,880, respectively)	2,856,615	3,100,947
Total investments at fair value (amortized cost of $5,806,638 and $5,932,302, respectively)	5,144,542	5,653,553
Cash	46,646	107,098
Receivables for:
Interest, net	15,653	26,504
Other	723	3,326
Deferred financing costs on Revolving Credit Facility	9,688	8,529
Prepaid expenses	344	1,053
Total Assets	5,217,596	5,800,063
Liabilities
Revolving Credit Facility	165,600	167,000
Public Notes (less unamortized discount and debt issuance costs of $12,206 and $13,826, respectively)	781,513	780,548
Prospect Capital InterNotes® (less unamortized debt issuance costs of $13,042 and $12,349, respectively)	659,517	695,350
Convertible Notes (less unamortized debt issuance costs of $9,810 and $13,867, respectively)	577,391	739,997
Due to Prospect Capital Management	43,744	46,525
Interest payable	19,950	34,104
Dividends payable	22,069	22,028
Accrued expenses	5,192	5,414
Due to Prospect Administration	8,482	1,885
Due to Affiliate	38	—
Other liabilities	725	937
Total Liabilities	2,284,221	2,493,788
Commitments and Contingencies
Net Assets	$2,933,375	$3,306,275

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 367,817,926 and 367,131,025 issued and outstanding, respectively)	$368	$367
Paid-in capital in excess of par	4,044,185	4,039,872
Total distributable earnings (loss)	(1,111,178)	(733,964)
Net Assets	$2,933,375	$3,306,275
Net Asset Value Per Share	$7.98	$9.01

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Investment Income
Interest income:
Control investments	$51,833	$51,078	$152,301	$161,206
Affiliate investments	2,623	230	5,325	631
Non-control/non-affiliate investments	57,960	67,656	179,062	204,944
Structured credit securities	26,390	36,112	88,733	105,731
Total interest income	138,806	155,076	425,421	472,512
Dividend income:
Control investments	2,267	3,612	9,335	31,277
Affiliate investments	—	659	—	659
Non-control/non-affiliate investments	310	253	1,005	781
Total dividend income	2,577	4,524	10,340	32,717
Other income:
Control investments	9,440	10,799	34,012	29,331
Non-control/non-affiliate investments	3,678	710	8,528	4,854
Total other income	13,118	11,509	42,540	34,185
Total Investment Income	154,501	171,109	478,301	539,414
Operating Expenses
Base management fee	26,625	29,540	82,631	92,684
Income incentive fee	17,119	19,315	51,855	60,808
Interest and credit facility expenses	37,646	38,946	113,603	117,510
Allocation of overhead from Prospect Administration	4,096	2,084	13,601	11,091
Audit, compliance and tax related fees	421	680	2,729	3,462
Directors’ fees	113	112	339	341
Other general and administrative expenses	5	3,170	6,122	10,286
Total Operating Expenses	86,025	93,847	270,880	296,182
Net Investment Income	68,476	77,262	207,421	243,232
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	—	11,507	—	14,309
Non-control/non-affiliate investments	26	(2,024)	(263)	(792)
Net realized gains (losses)	26	9,483	(263)	13,517
Net change in unrealized (losses) gains
Control investments	(97,444)	11,686	(172,328)	(22,129)
Affiliate investments	(9,516)	(4,101)	20,746	(23,750)
Non-control/non-affiliate investments	(150,037)	(2,155)	(231,766)	(98,338)
Net change in unrealized (losses) gains	(256,997)	5,430	(383,348)	(144,217)
Net Realized and Net Change in Unrealized (Losses) Gains from Investments	(256,971)	14,913	(383,611)	(130,700)
Net realized gains (losses) on extinguishment of debt	2,796	(2,980)	(2,647)	(6,931)
Net (Decrease) Increase in Net Assets Resulting from Operations	$(185,699)	$89,195	$(178,837)	$105,601
Net (decrease) increase in net assets resulting from operations per share	$(0.51)	$0.24	$(0.49)	$0.29
Dividends declared per share	$(0.18)	$(0.18)	$(0.54)	$(0.54)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2020		2019		2020		2019
Per Share Data
Net asset value at beginning of period	$8.66		$9.02		$9.01		$9.35
Net investment income(1)	0.19		0.21		0.56		0.67
Net realized and change in unrealized (losses) gains(1)	(0.70)		0.03		(1.05)		(0.38)
Net (decrease) increase from operations	(0.51)		0.24		(0.49)		0.29
Distributions of net investment income	(0.18)		(0.18)		(0.54)		(0.54)
Common stock transactions(2)	—	(3)	—	(3)	—	(3)	(0.02)
Net asset value at end of period	$7.98	(4)	$9.08		$7.98	(4)	$9.08

(1)	Per share data amount is based on the weighted average number of common shares outstanding for the year/period presented (except for dividends to shareholders which is based on actual rate per share).

(2)	Common stock transactions include the effect of our issuances and repurchases of common stock, if any.

(3)	Amount is less than $0.01.

(4)	Does not foot due to rounding.

WEIGHTED AVERAGE PORTFOLIO EBITDA AND NET LEVERAGE

Weighted Average Portfolio Net Leverage (“Portfolio Net Leverage”) and Weighted Average Portfolio EBITDA (“Portfolio EBITDA”) provide clarity into the underlying capital structure of our portfolio debt investments and the likelihood that our overall portfolio will make interest payments and repay principal.
Portfolio Net Leverage reflects the net leverage of each of our portfolio company debt investments, weighted based on the current debt principal outstanding of such investments. The net leverage for each portfolio company is calculated based on our investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to our position within the capital structure because our exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, structured credit residual interests and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to us. Portfolio Net Leverage provides us with some guidance as to our exposure to the interest payment and principal repayment risk of our overall debt portfolio. We monitor our Portfolio Net Leverage on a quarterly basis.
Portfolio EBITDA is used by Prospect to supplement Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Portfolio EBITDA is calculated using the weighted average dollar amount EBITDA of each of our portfolio company debt investments. The calculation provides us with insight into profitability and scale of the portfolio companies within our overall debt investments.
These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments and other nonrecurring transaction expenses.
Together, Portfolio Net Leverage and Portfolio EBITDA assist us in assessing the likelihood that we will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of our underlying portfolio company debt investments, but to supplement such analysis.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702